                             DISTRIBUTION AGREEMENT

     This Distribution Agreement is made as of _____________ 2003, by and between the Lincoln Variable Insurance Products Trust (the "Trust"), a Delaware business trust, on behalf of its series (the "Funds"), and The Lincoln National Life Insurance Company ("Lincoln Life"), an Indiana corporation.

                                    RECITALS

     WHEREAS, each Fund currently offers Standard Class shares and Service Class shares;

     WHEREAS, the Service Class of each Fund has adopted a Service Class Distribution and Service Plan (the "12b-1 Plan") which, among other things, authorizes the Trust to enter into agreements with organizations who provide certain services to the Funds and to compensate such organizations out of each Fund's average daily net assets attributable to the Service Class; and

     WHEREAS, Lincoln Life desires to provide certain services to the Funds in connection with the variable life insurance policies or variable annuity contracts issued by Lincoln Life that include the Service Class of the Fund.


                                    AGREEMENT

1.   SERVICES OF LINCOLN LIFE

     a. Lincoln Life shall, as agreed upon by the parties from time to time, provide certain distribution services or incur certain expenses relating to the Service Class of the Funds. These services or expenses may include, without limitation, printing of prospectuses and reports used for sales purposes; preparing and distributing sales literature and related expenses; educating contract owners or dealers and their representatives; paying services fees as defined under NASD rules; furnishing personal services or such other enhanced services as the Trust or a variable life insurance policy or variable annuity contract issued by Lincoln Life shall require; and other distribution-related expenses.

     b. Lincoln Life will furnish to the Trust or its designee such information as the Trust may reasonably request, and will otherwise cooperate with the Trust in preparation of reports to the Trust's Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.

2.   MAINTENANCE OF RECORDS

     Lincoln Life shall maintain and preserve all records as required by law to be maintained and preserved in connection with this Agreement. Upon the reasonable request of the Trust, Lincoln Life shall provide the Trust or its representative copies of all such records.

3.   FEES

     The Trust will pay a 12b-1 fee to Lincoln Life equal to 0.25% (on an annualized basis) of the net assets of the Service Class shares attributable to variable life policies or variable annuity contracts offered by Lincoln Life. Such fee shall be paid monthly (on a calendar year basis) in arrears within ten
(10) days of the end of the quarter. Documentation to support the calculation of this fee will be provided to Lincoln Life along with the payment.

4.   DISTRIBUTION SERVICES ONLY

     The Trust and Lincoln Life agree that the Trust's payments pursuant to this Agreement are for distribution services only and do not constitute payment in any manner for investment advisory services or for administrative services. The Trust and Lincoln Life agree that this Agreement does not preclude the Trust from contracting separately with Lincoln Life to provide administrative services to the Trust.

5.   TERMINATION

     a. Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund only if the continuance of a form of this Agreement is specifically approved at least annually by the vote of a majority of the members of the Trust's Board of Trustees who are not "interested persons" (as such term is defined in the Investment Company Act of 1940 (the "1940 Act")) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Fund or any agreement relating to such 12b-1 Plan, including this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

     b. This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Fund. This Agreement may be terminated with respect to any Fund by the Trust or by Lincoln Life, without penalty, upon 60 days' prior written notice to the other party.

     c. This Agreement may also be terminated with respect to any Fund at any time without penalty by the vote of a majority of the members of the Board of Trustees who are not "interested persons" (as such term is defined in the 1940
Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Fund or any agreement relating to such Plan, including this Agreement, or by a vote of a majority of the Service Class of such Fund on 60 days' written notice.


LINCOLN VARIABLE INSURANCE PRODUCTS TRUST,   THE LINCOLN NATIONAL LIFE INSURANCE
   ON BEHALF OF THE FUNDS                     COMPANY

By:__________________________                By:__________________________
Title:_________________________              Title:_________________________